EX-99.IND PUB ACCT

EX.13(a)(4)

Change in Independent Public Accountant

On July 20, 2022, the Audit Committee of the Board of Trustees of Investment Managers Series Trust II (the “Trust”) appointed Tait, Weller & Baker LLP (“Tait”) as the Fund’s independent registered public accounting firm upon the reorganization of the Predecessor Fund for the fiscal period ended December 31, 2023. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Predecessor Fund.

Cohen’s report on the financial statements for the Predecessor Fund for fiscal years ended June 30, 2023 and June 30, 2022 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal years and the interim period of July 1, 2023 through August 22, 2023 (the “Interim Period”) there were no (i) disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Fund’s Predecessor Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the periods prior to June 30,2023 and the Interim Period, neither the Predecessor Fund nor anyone on behalf of the Predecessor Fund had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Predecessor Fund financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with Cohen or dissatisfaction by the Predecessor Fund, the Board, or the Audit Committee with the performance of Cohen.

March 8, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Investment Managers Series Trust II

File no. 811-22894

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of AXS Real Estate Income ETF, a series of Investment Managers Series Trust II, dated March 8, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

COHEN & COMPANY, LTD.